Exhibit 10.2

PERSONAL AND CONFIDENTIAL
February 27, 2006
Name
Address
RE: Directors Incentive Plan
Dear _________:
Reference is made to our letter of February 6, 2006 whereby we advised you of the adjustment that was made to your deferred units as a result of the $6 special dividend.
The purpose of this letter is to advise you that there will be a further adjustment forthcoming to you in the amount of $___to fully recognize the $6 dividend. When we originally developed the Directors Incentive Plan, the plan did not contemplate the paying of a special dividend. As a result, when we adjusted the number of units for you, we were required under the terms and conditions of the plan to make the adjustment using the formula outlined in our February 6, 2006 letter, which resulted in you not receiving the full value of the $6 dividend in the same way that all other Ameritrade shareholders have. For your reference, the method to adjust the number of units in the plan to provide full value is $6/ (closing price — $6).
Because our plan does not allow for a discretionary stock award, the adjustment will be made in the form of a cash bonus. Please find attached a check for the above amount. This amount will be reported on a 1099 that you will receive next year.
I trust the above meets with your satisfaction.
Please do not hesitate to contact me should you have any questions or require further clarification.
Yours truly,
Karen Ganzlin
402-597-7714